UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.    )

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InnerWorkings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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InnerWorkings, Inc.

600 West Chicago Avenue, Suite 850

Chicago, Illinois 60654

April 26, 2013

To Our Stockholders:

On behalf of the Board of Directors and management, we cordially invite you to attend the annual meeting of stockholders to be held on Thursday, June 20, 2013, at 11:00 a.m., Central Time, at our corporate headquarters, 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654.

The following pages contain the formal notice of the annual meeting, the proxy statement and the proxy card. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

The purpose of the meeting is to (i) consider and vote upon proposals to elect seven directors who have been nominated for election, (ii) ratify the appointment of our independent registered accounting firm for 2013, and (iii) transact such other business as may properly come before the meeting. In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

We are pleased to again take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our annual meeting. The proxy statement contains instructions on how you can request a paper copy of the proxy statement and annual report.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by mail if you request a proxy card in writing. Instructions regarding these methods of voting are contained on the notice regarding the availability of proxy materials for the annual meeting of stockholders to be held on June 20, 2013.

We look forward to seeing you at the meeting.

Sincerely yours,

Jack M. Greenberg Chairman of the Board	Eric D. Belcher Chief Executive Officer, President and Director

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Notice of 2013 Annual Meeting of Stockholders

600 West Chicago Avenue, Suite 850

Chicago, Illinois 60654

June 20, 2013, 11:00 a.m., Central Time

April 26, 2013

Fellow stockholders:

Notice is hereby given that the annual meeting of the stockholders of InnerWorkings, Inc. (the “Company”), a Delaware corporation, will be held on Thursday, June 20, 2013 at 11:00 a.m., Central Time, at our corporate headquarters, 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654 for the following purposes:

•	to elect seven members of the Board of Directors to serve until the 2014 annual meeting of stockholders or until their respective successors are elected and qualified;
•	to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013; and
•	to transact such other business as may properly come before the meeting.

  These items of business, including the nominees for director, are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on April 22, 2013 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the annual meeting in person. However, whether or not you plan to attend the annual meeting in person, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you submit your proxy and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Only stockholders of record as of the close of business on April 22, 2013 are entitled to receive notice of, and to attend and to vote at, the meeting. We look forward to seeing you at the annual meeting.

By Order of the Board of Directors,

Joseph M. Busky
Chief Financial Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on June 20, 2013

Our Proxy Statement and 2012 Annual Report are available at

  http://www.proxyvote.com.

You may also request hard copies of these documents free of charge by writing to:

Investor Relations, InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654

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Proxy Statement for the Annual Meeting of Stockholders of

INNERWORKINGS, INC.

To Be Held on Thursday, June 20, 2013

TABLE OF CONTENTS

PROXY STATEMENT	5
Annual Meeting Information	5
Voting Information	5
PROPOSALS TO BE VOTED ON	7
Proposal 1: Election of Directors	7
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	10
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	11
Board Leadership Structure	11
Board of Directors Role in Risk Oversight	11
Meetings and Committees of the Board of Directors	11
Director Independence	13
Governance Documents	13
Compensation Committee Interlocks and Insider Participation	13
Communications with Directors	13
Attendance at Annual Meeting	13
STOCK OWNERSHIP	14
Security Ownership of Certain Beneficial Owners and Management	14
Section 16(a) Beneficial Ownership Reporting Compliance	15
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	16
EXECUTIVE AND DIRECTOR COMPENSATION	17
Executive Officers	17
Compensation Discussion and Analysis	17
Executive Compensation	25
Summary of Director Compensation	33
REPORT OF THE COMPENSATION COMMITTEE	35
AUDIT COMMITTEE REPORT	36
FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL REGISTERED PUBLIC ACCOUNTANTS	37
OTHER INFORMATION	38
Stockholder Proposals for the 2014 Annual Meeting	38
Expenses of Solicitation	38
"Householding" of Proxy Materials	38

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600 West Chicago Avenue, Suite 850

Chicago, Illinois 60654

PROXY STATEMENT

This proxy statement and enclosed proxy card are being furnished commencing on or about May 6, 2013 in connection with the solicitation by the Board of Directors of InnerWorkings, Inc., a Delaware corporation.   In this proxy statement, we refer to InnerWorkings, Inc. as the “Company,” “we,” “our” or “us” and the Board of Directors as the “Board.” We are sending the proxy materials because the Board is seeking your permission (or proxy) to vote your shares at the annual meeting of stockholders on your behalf. This proxy statement presents information that is intended to help you in reaching a decision on voting your shares of common stock. Only stockholders of record at the close of business on April 22, 2013, the record date, are entitled to vote at the meeting, with each share entitled to one vote. We have no other voting securities.

Annual Meeting Information

Date and Location.     We will hold the annual meeting on Thursday, June 20, 2013 at 11:00 a.m., Central Time, at our Corporate Headquarters at 600 West Chicago Avenue, Suite 850, Chicago, Illinois, 60654.

Admission.     Only record or beneficial owners of the Company's common stock or their proxies may attend the annual meeting in person. When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Voting Information

Record Date.     The record date for the annual meeting is April 22, 2013. You may vote all shares of the Company’s common stock that you owned as of the close of business on that date. Each share of common stock entitles you to one vote on each matter to be voted on at the annual meeting. On the record date, 50,650,035 shares of common stock were outstanding. We need a majority of the shares of common stock outstanding on the record date, represented in person or by proxy, to hold the annual meeting.

Confidential Voting.     Our Amended and Restated Bylaws (the “Bylaws”) provide that your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances, such as when you request or consent to disclosure.

Vote by Proxy.   If your shares of common stock are held in your name, you can vote your shares on matters presented at the annual meeting or by proxy. There are three ways to vote by proxy:

1.	By Telephone — Stockholders can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

2.	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

3.	By Mail — You can vote by mail by signing, dating and mailing a proxy card that you request in writing.

Submitting Voting Instructions for Shares Held Through a Broker.     If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. Street name stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

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If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker and present it at the annual meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares in certain cases. Brokers may vote your shares as described below.

•	Non-discretionary Items. All items, other than the ratification of the appointment of the Company’s independent auditor, are “non-discretionary” items. It is critically important that you submit your voting instructions if you want your shares to count for non-discretionary items, such as the election of directors. Your shares will remain unvoted for such items if your broker does not receive instructions from you.

•	Discretionary Item. The ratification of the appointment of the Company’s independent auditor is a “discretionary” item. Brokers that do not receive instructions from beneficial owners may vote uninstructed shares in their discretion.

In order to carry on the business of the meeting, we must have a quorum. This means that stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum but broker non-votes are not considered “present” for purposes of voting on non-discretionary matters. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Revoking Your Proxy.     You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Joseph M. Busky, Secretary, InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois, 60654; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting.

Votes Required to Elect Directors.     Directors will be elected by a plurality of the votes present in person or by proxy at the annual meeting and entitled to vote. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the annual meeting . The size of the Board is currently set at seven members.

Votes Required to Adopt Other Proposals.     The ratification of Ernst & Young LLP’s appointment as our independent auditor requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.

“Abstaining” and “Broker Non-Votes.”     You may “abstain” from voting for any nominee in the election of directors and on the other proposals. Shares “abstaining” from voting on any nominee for director will be excluded entirely from the vote and will have no effect on the election of directors. Shares “abstaining” from voting on the other proposals will be counted as present at the annual meeting for purposes of establishing the presence of a quorum. Your abstention will have the effect of a vote against the ratification of the appointment of Ernst & Young LLP as independent auditor. Broker non-votes will have no effect on the election of directors.

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PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

Nominees

The size of the Board is currently seven members. At the annual meeting, the stockholders will elect seven directors to serve until the 2014 annual meeting of stockholders or until their respective successors are elected and qualified. Unless marked otherwise, proxies received will be voted “FOR” the election of the seven nominees named below. Any director vacancy occurring after the election may be filled by a majority vote of the remaining directors. In accordance with the Company’s Bylaws, a director appointed to fill a vacancy will be appointed to serve until the next annual meeting of stockholders held for the election of directors.

Assuming a quorum is present, the seven nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company. Stockholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the director nominees named herein will be unable or unwilling to serve as a director if elected.

The Company believes that its Board, as a whole, should encompass a range of talent, skill, diversity, experience and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. In addition to considering a candidate’s background, experience and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business. Although the Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, the Nominating and Corporate Governance Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company’s business. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Company’s policy is to have at least a majority of our directors qualify as “independent directors” as defined in the rules of the NASDAQ Global Market.

The Nominating and Corporate Governance Committee seeks candidates with strong reputations and experience in areas relevant to the strategy and operations of the Company, particularly in industries and growth segments that the Company serves, as well as key geographic markets where it operates. Each of the director nominees holds or has held senior positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development. Each of our directors also has experience serving on boards of directors or trustees and committees of other companies.

The Nominating and Corporate Governance Committee also believes that each of the nominees and current directors has the experience, expertise, integrity, sound judgment and ability to engage management in a collaborative fashion to collectively comprise an effective Board. In addition, the Nominating and Corporate Governance Committee believes that each of the nominees and current directors are committed to devoting significant time and energy to service on the Board and its committees.

The Company’s Bylaws provide that the number of directors that shall constitute the Board shall not be less than three nor more than fifteen. The size of the Board is currently set at seven members.

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The names of the director nominees, their ages as of April 26, 2013, their recent employment or principal occupation, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, and their period of service as an InnerWorkings director are set forth below.

Name	Age	Position
Jack M. Greenberg(2)(3)	70	Chairman of the Board
Eric D. Belcher	44	Chief Executive Officer, President and Director
Charles K. Bobrinskoy(1)(2)	53	Director
David Fisher(1)(2)	44	Director
J. Patrick Gallagher, Jr.(2)(3)	61	Director
Julie M. Howard(2)(3)	50	Director
Linda S. Wolf(1)(2)(3)	65	Director

(1)	Current member of our Audit Committee.
(2)	Current member of our Compensation Committee.
(3)	Current member of our Nominating and Corporate Governance Committee.

DIRECTOR NOMINEES

Jack M. Greenberg has served on our Board since October 2005 and has served as the non-executive Chairman of the Board since June 2010. Mr. Greenberg currently serves as the Chairman of The Western Union Company. Mr. Greenberg retired as Chairman and Chief Executive Officer of McDonald's Corporation, a publicly-traded global food service retailer, at the end of 2002. He had served as McDonald's Chairman since May 1999 and as its Chief Executive Officer since August 1998. Mr. Greenberg served as McDonald's President from August 1998 to May 1999, and as its Vice-Chairman from December 1991 to August 1998. Mr. Greenberg also served as Chairman, from October 1996, and Chief Executive Officer, from July 1997, of McDonald's USA until August 1998. He is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society and the Chicago Bar Association. Mr. Greenberg is a director of The Allstate Corporation, The Western Union Company, Hasbro, Inc. and Manpower Inc. He is also a member of the board of trustees of DePaul University where he previously served as Chairman, The Institute of International Education, Metropolis Strategies, an affiliate of the Chicago Community Trust, and the Field Museum. Mr. Greenberg is a graduate of DePaul University's School of Commerce and School of Law. Mr. Greenberg’s various leadership positions, including Chief Executive Officer of a major global corporation, brings to the Board extensive management experience and economics expertise and strengthens the Board’s global perspective. In addition to Mr. Greenberg’s significant public company experience, he is a certified public accountant and an attorney, which provides additional value and perspective to the Board.

Eric D. Belcher has served on our Board and as our Chief Executive Officer since January 2009. Prior to his appointment as Chief Executive Officer, Mr. Belcher served as our President since April 2008 and our Chief Operating Officer from December 2006 to December 2008. From May 2005 to December 2006, Mr. Belcher served as our Executive Vice President of Operations. Mr. Belcher served as Chief Operating Officer from March 2003 to June 2005 and as Chief Financial Officer from April 2001 to March 2003 of MAN Roland Inc., a printing equipment manufacturer and distributor. From 1995 to 2000, he led project teams at Marakon Associates, an international management consulting firm. Mr. Belcher holds a bachelor's degree from Bucknell University and a Masters in Business Administration from the University of Chicago Booth School of Business. He currently serves on the Advisory Board for the Polsky Center for Entrepreneurship at Chicago Booth.  As Chief Executive Officer of the Company, Mr. Belcher brings to the Board the critical link to management's perspective in Board discussions regarding the business and strategic direction of the Company and an extensive understanding of InnerWorkings’ business through his eight years of service to the Company.

  Charles K. Bobrinskoy has served on our Board since August 2008. Mr. Bobrinskoy is currently Vice Chairman, Director of Research at Ariel Investments, a global financial institution. Additionally, he is a Co-Portfolio Manager of Ariel Focus Fund, a concentrated portfolio investing in mid-to-large cap companies. Prior to Ariel, Mr. Bobrinskoy spent 21 years as an investment banker at Salomon Brothers, a global financial institution, and its successor company, Citigroup, a global financial institution, where he held many leadership positions, most recently Managing Director and Head of North American Investment Banking Branch Offices. In addition to his work at Ariel, Mr. Bobrinskoy serves on the boards of the Museum of Science and Industry, La Rabida Children's Foundation and the Big Shoulders Fund.. In addition, Mr. Bobrinskoy serves on the Duke University Trinity Board of Visitors. He holds a bachelor's degree from Duke University and a Masters in Business Administration from the University of Chicago Booth School of Business.  Mr. Bobrinskoy’s extensive financial knowledge obtained through his various leadership positions within global financial institutions brings valuable perspectives to the Company in connection with its financial strategies and reporting, particularly in his role as Chair and financial expert of the Board’s Audit Committee.

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David Fisher has served on our Board since November 2011. Mr. Fisher is currently Chief Executive Officer of Enova International, Inc., a global consumer lending company. He has served as Enova’s Chief Executive Officer since January 2013. From September 2011 through February 2012, Mr. Fisher served as both President of optionsXpress online brokerage, which was acquired by The Charles Schwab Corporation, a leading provider of financial services, in September 2011, and as Senior Vice President of Derivatives at The Charles Schwab Corporation. From 2007 until the acquisition, Mr. Fisher served as Chief Executive Officer and a member of the optionsXpress Board of Directors. From 2001 through 2004, Mr. Fisher served as Chief Financial Officer at Potbelly Sandwich Works. Mr. Fisher also served as Chief Financial Officer of RBC Mortgage from 2000 through 2001 and of Prism Financial from December 1998 through January 2001. Mr. Fisher received his bachelor's degree in Finance from the University of Illinois at Champaign and his Juris Doctor from Northwestern University School of Law. Mr. Fisher’s experience as Chief Executive Officer of a public company and his previous years of service as the Chief Financial Officer of several organizations provides valuable financial knowledge and valuable insight on reporting to the Board as well as to the Company’s Audit Committee on which he serves.

J. Patrick Gallagher, Jr. has served on our Board since August 2011. Mr. Gallagher is currently Chairman, President and Chief Executive Officer of Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm. He began his career with Gallagher in 1974. In addition to his corporate responsibilities, Mr. Gallagher serves on the boards for the American Institute for Chartered Property Casualty Underwriters and the International Insurance Foundation. He is also on the Advisory Council for Boys Hope/Girls Hope and the Board of Advisors for Catholic Charities. Mr. Gallagher holds a Bachelor of Arts in Government from Cornell University. Mr. Gallagher’s 17 years as the Chief Executive Officer of a publicly-listed services business provides valuable insight and perspective to the Company.

Julie M. Howard has served on our Board since October 2012. Ms. Howard is currently the Chief Executive Officer and member of the Board of Directors of Navigant Consulting, Inc. Prior to becoming Chief Executive Officer of Navigant Consulting in March 2012, Ms. Howard served as President beginning in 2006 and Chief Operating Officer beginning in 2003. Ms. Howard is a member of the Board of Directors for Kemper Corporation and serves on its Audit, Compensation and Nominating and Governance Committees. She also serves on the Foundation Board for Lurie Children’s Hospital. Ms. Howard is a founding member of the Women’s Leadership and Mentoring Alliance (WLMA). Ms. Howard holds a Bachelor of Science in Finance from the University of Wisconsin. She has also participated in Harvard Business School Executive Education programs and completed the Corporate Governance program at Stanford University. Ms. Howard’s business experience and involvement with strategic and operational programs, development of growth and profitability initiatives and regular interaction with a wide range of corporate constituents contributes unique perspectives and skill sets to the Board in its oversight of the Company’s business and its respective strategic initiatives.

Linda S. Wolf has served on our Board since November 2006. Ms. Wolf retired as Chairman and Chief Executive Officer of Leo Burnett Worldwide, a global advertising agency, in April 2005. She had served as Leo Burnett Worldwide's Chairman and Chief Executive Officer since January 2001 and as its Chief Executive Officer from July 1996 to December 2000. From March 1992 to June 1996, she was an Executive Vice President responsible for Business Development at Leo Burnett USA. Ms. Wolf joined the Board of Directors of Wal-Mart Stores Inc. in 2005. She is the Chairperson on its Compensation, Nominating and Governance Committee and also serves on its Technology and eCommerce Committee. Ms. Wolf joined the Board of Wrapports LLC in 2012. She is a trustee for investment funds advised by the Janus Capital Group Inc. She is also a member of the Board of Trustees of the Field Museum, Lurie Children's Hospital, The Chicago Council on Global Affairs, the Chicago Community Trust and the Rehabilitation Institute of Chicago. Ms. Wolf holds a bachelor's degree from Ohio Wesleyan University. As a former senior executive of a global advertising agency, Ms. Wolf brings to the Board extensive senior executive and global leadership experience, including business development, operations and strategic planning.  Ms. Wolf also strengthens the Board’s global perspective.

Required Vote

Directors are elected by a plurality of the votes of the shares present in person or by proxy at the annual meeting and entitled to vote on the election of directors. The individuals who receive the largest number of votes will be elected as directors up to the maximum number of directors to be elected at the annual meeting.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

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Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since March 2006 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. In the event that ratification of this selection is not approved by a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and the Board of Directors will review the Audit Committee’s future selection of an independent registered public accounting firm.

Representatives of Ernst & Young LLP will be present at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Our Board is led by an independent Chairman, Jack M. Greenberg.  We believe that the current Board leadership structure for the Company is appropriate in light of the differences between the roles of Chairman of the Board and Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company, whereas the Chairman of the Board provides guidance to the Chief Executive Officer, is responsible for chairing Board meetings including executive sessions with board members, advising on agenda topics and advising on corporate governance matters. We have had this leadership structure since our inception; however, the Board recognizes that other leadership structures could be appropriate depending on the circumstances and, therefore, regularly re-evaluates this structure.

Board of Directors Role in Risk Oversight

Our Board of Directors, through its three committees, has an advisory role in risk oversight for the Company. Company management maintains primary responsibility for the risk management of the Company, however, the Audit Committee and the Board review a risk assessment of the Company on a regular basis. While it is not possible to identify and mitigate all potential risks, the Board relies on the representations of management, the external audit of the financial information, the Company’s systems of internal controls and the historically conservative practices of the Company to provide comfort on the Company’s ability to manage its risks. Management’s discussion of current risk factors are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Meetings and Committees of the Board of Directors

During 2012, the Board held five meetings. During 2012, each director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period in which he or she was a director and the total number of meetings held by all of the committees of the Board on which he or she served. The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The Audit, Compensation and Nominating and Corporate Governance Committees were formally established in August 2006 in connection with the Company’s initial public offering and operate under written charters adopted by the Board. The Executive Committee was established in April 2010.

Audit Committee.     Charles K. Bobrinskoy, David Fisher and Linda S. Wolf served on the Audit Committee during 2012. Mr. Bobrinskoy serves as the chairman of our Audit Committee and, subject to his re-election to serve an additional one-year term, the Board has elected Mr. Bobrinskoy to continue as chairman of the Audit Committee in 2013. Subject to their re-election to serve additional one-year terms, effective June 20, 2013, the Audit Committee will consist of Mr. Bobrinskoy, Mr. Fisher and Ms. Wolf. The Audit Committee is composed of independent non-employee directors and is responsible for, among other things, supervising internal audit and reviewing internal financial controls and accounting principles to be employed in the preparation and review of our financial statements. In addition, the Audit Committee has authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. Charles K. Bobrinskoy is our Audit Committee financial expert under the SEC rule implementing Section 404 of the Sarbanes-Oxley Act of 2002. During 2012, the Audit Committee held four meetings.

Compensation Committee.     Charles K. Bobrinskoy, David Fisher, J. Patrick Gallagher, Jr., Jack M. Greenberg and Linda S. Wolf served on the Compensation Committee during 2012, and Julie M. Howard became a member of the Compensation Committee on February 5, 2013. Mr. Gallagher currently serves as the chairman of our Compensation Committee and, subject to his re-election to serve an additional one-year term, the Board has elected Mr. Gallagher to continue as chairman of the Compensation Committee. Subject to their re-election to serve additional one-year terms, effective June 20, 2013, the Compensation Committee will consist of Mr. Bobrinskoy, Mr. Fisher, Mr. Gallagher, Mr. Greenberg, Ms. Howard and Ms. Wolf. The Compensation Committee is composed of independent non-employee directors and is responsible for, among other things, reviewing and approving compensation of our Chief Executive Officer and our other executive officers. Additionally, the Compensation Committee reviews and recommends to our Chief Executive Officer and the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The Compensation Committee has the authority to administer our Stock Incentive Plan, and to advise and consult with our officers regarding managerial personnel policies. In late 2012, the Compensation Committee engaged The Delves Group (“Delves”) to perform certain compensation consulting services related to benchmarking the Company’s executive compensation. In connection with this engagement, the Compensation Committee requested that Delves:

•	review the appropriateness of our proxy peer group based on an evaluation of our size and operations;
•	provide advice on executive compensation issues; and
•	assess the extent to which our executive compensation is aligned with performance and market practices.

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Delves provided compensation consulting services to the Compensation Committee only on matters for which the Compensation Committee is responsible. Delves did not provide us with any additional services. While the Compensation Committee sought input from Delves on the matters described above, the Compensation Committee is solely responsible for determining the final amount and form of compensation and the level of performance targets. Delves is directly engaged by and reports to the Compensation Committee and does not perform any work for the Company or its executive officers, although it does interact with Company management at the Compensation Committee’s direction. In accordance with the requirements of Regulation S-K, the Company has determined that no conflict has risen in connection with the work of Delves as compensation consultant to the Compensation Committee. See “EXECUTIVE AND DIRECTOR COMPENSATION — Compensation Discussion and Analysis” section of this proxy statement for discussion of the Company’s processes and procedures for considering and determining executive and director compensation. During 2012, the Compensation Committee held six meetings.

Executive Committee.     On April 9, 2010, the Board of Directors voted to create an Executive Committee effective June 24, 2010.  The Executive Committee is appointed by the Board of Directors and is authorized to exercise the powers and duties of the Board between regularly scheduled Board meetings and while the Board is not in session. The Executive Committee consists of Eric D. Belcher, Charles K. Bobrinskoy and Jack M. Greenberg. Mr. Belcher serves as the chairman of our Executive Committee.  During 2012, the Executive Committee did not meet.

Nominating and Corporate Governance Committee.     J. Patrick Gallagher, Jr., Jack M. Greenberg and Linda S. Wolf served on the Nominating and Corporate Governance Committee during 2012, and Julie M. Howard became a member of the Nominating and Corporate Governance Committee on February 5, 2013. Ms. Wolf serves as the chairman of our Nominating and Corporate Governance Committee and, subject to her re-election to serve an additional one-year term, the Board has elected Ms. Wolf to continue as chairman of the Nominating and Corporate Governance Committee. Subject to their re-election to serve additional one-year terms, effective June 20, 2013, the Nominating and Corporate Governance Committee will consist of Mr. Gallagher, Mr. Greenberg, Ms. Howard and Ms. Wolf. The Nominating and Corporate Governance Committee is composed of independent non-employee directors and is responsible for, among other things, assisting the Board with its responsibilities regarding:

•	the identification of individuals qualified to become directors;
•	the selection of the director nominees for the next annual meeting of stockholders;
•	the selection of director candidates to fill any vacancies on the Board;
•	the performance, composition, duties and responsibilities of the Board and the committees of the Board;
•	succession planning for the Chief Executive Officer; and
•	the operation of the Board with respect to corporate governance matters.

In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the Nominating and Corporate Governance Committee will consider the candidate’s professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Nominating and Corporate Governance Committee from current Board members, stockholders, professional search firms, officers or other persons. The Nominating and Corporate Governance Committee will review all candidates in the same manner regardless of the source of recommendation. During 2012, the Nominating and Corporate Governance Committee held four meetings.

The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted. Any stockholder recommendations which are submitted under the criteria summarized above should include the candidate’s name and qualifications for Board membership and should be addressed to Joseph M. Busky, Corporate Secretary, InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654.

For purposes of potential nominees to be considered at the 2014 annual stockholders’ meeting, the Corporate Secretary must receive this information no earlier than March 22, 2014 and no later than the close of business on April 21, 2014, in accordance with the procedures in the Bylaws. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the stockholder’s name, address and the number of shares beneficially owned (and the period they have been held).

In 2012, the Company engaged a third party to identify, evaluate or assist in identifying potential nominees for director.

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Director Independence

There are no family relationships among any of the directors or executive officers of the Company. Our Board of Directors has affirmatively determined that the following six of our seven director nominees are “independent directors” as defined in the rules of The NASDAQ Global Market: Jack M. Greenberg, Charles K. Bobrinskoy, David Fisher, J. Patrick Gallagher, Jr., Julie M. Howard and Linda S. Wolf. In making the independence determination, the Board considered whether any directors or their related entities had relationships with the Company.  In particular, the Board considered the Company’s business relationship with Arthur J. Gallagher & Co., of which Mr. Gallagher serves as Chairman, President and Chief Executive Officer.  The Board noted that:

•	The relationship between the companies preceded Mr. Gallagher’s appointment as director.
•	Mr. Gallagher is not involved in the transactions or ongoing discussions or negotiations between the parties.
•	The transactions between the companies are on terms and conditions no more favorable than what is to be expected of an arm’s length transaction.
•	The relationship between the companies is transactional in nature and does not involve sensitive professional services such as legal or accounting services. Arthur J. Gallagher & Co.’s services to the Company are insurance brokerage services, and Arthur J. Gallagher & Co. is not an insurer of the Company. The Company’s services to Arthur J. Gallagher & Co. are print procurement services.
•	Amounts involved represent less than 0.1% of each company’s revenues.

After assessing the relationship, the Board concluded that such relationship was not material, would not interfere with Mr. Gallagher’s ability to exercise independent judgment as a director and would not give rise to any undue influence. Therefore, the Board concluded that Mr. Gallagher is an independent director.

Governance Documents

The Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters are available at www.inwk.com in the “Investor Center” under the link “Corporate Governance.” In addition, the Board has adopted corporate governance guidelines, which are available at www.inwk.com in the “Investor Center” under the link “Corporate Governance.” For a further discussion of compensation and governance updates, see “EXECUTIVE AND DIRECTOR COMPENSATION – Compensation Discussion and Analysis – Executive Summary.”

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee serves, or has at any time served, as an officer or employee of us or any of our subsidiaries. None of our executive officers has served as a member of the Compensation Committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our Compensation Committee.

Communications with Directors

The Board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any board committee or any chair of any such committee by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Joseph M. Busky, Corporate Secretary” at 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.

Attendance at Annual Meeting

Directors are encouraged, but not required, to attend our annual stockholders’ meeting. Messrs. Belcher, Bobrinskoy and Greenberg attended the 2012 annual meeting of stockholders.

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STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 22, 2013 (except as indicated below) by:

•	all persons known by us to own beneficially 5% or more of our outstanding common stock;
•	each of our directors and director nominees;
•	each of the named executive officers listed in the “EXECUTIVE AND DIRECTOR COMPENSATION — Executive Compensation — Summary Compensation Table” section of this proxy statement; and
•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654.

Name and Address	Number of Shares Beneficially Owned(1)		Approximate Percent of Class(1)
CERTAIN BENEFICIAL OWNERS (not including directors and executive officers):
T Rowe Price Associates, Inc.	6,608,539	(2)	13.0%
100 E. Pratt Street Balitmore, MD 21202
Richard A. Heise, Jr.	6,344,907	(3)	12.5%
2221 Old Willow Road Northfield, IL 60093
Riverbridge Partners LLC	3,972,980	(4)	7.8%
801 Nicollet Mall, Suite 600 Minneapolis, MN 55402
Sagard Capital Partners Management Corp.	3,241,146	(5)	6.4%
325 Greenwich Avenue Greenwich, CT 06830
Eric P. Lefkofsky	3,105,639	(6)	6.1%
600 West Chicago Avenue, Suite 850 Chicago, IL 60654
Wasatch Advisors, Inc.	2,824,086	(7)	5.6%
150 Social Hall Avenue Salt Lake City, UT 84111

DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS:
Eric D. Belcher	1,161,987	(8)	2.3%
Joseph M. Busky	348,313	(9)	*
John D. Eisel	110,497	(10)	*
Jack M. Greenberg	200,048	(11)	*
Linda S. Wolf	131,421	(12)	*
Charles K. Bobrinskoy	138,637	(13)	*
J. Patrick Gallagher, Jr.	50,866	(14)	*
David Fisher	10,494	(15)	*
Julie M. Howard	4,585		*
All directors and executive officers as a group (9 persons)	2,156,848		4.3%

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*	= less than 1%

(1)	“Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 22, 2013 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The number of shares beneficially owned is determined as of April 22, 2013, and the percentages are based upon 50,650,035 shares of our common stock outstanding as of April 22, 2013. Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

(2)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 7, 2013.

(3)	Includes 4,013,316 shares owned by Old Willow Partners, LLC and 1,897,418 shares of common stock held by the Heise Family Dynasty Trust, both of which are controlled by Richard A. Heise, Jr. Based solely on a Schedule 13G/A filed with the SEC on February 14, 2013.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 4, 2013.

(5)	Based solely on a Schedule 13D/A filed with the SEC on May 31, 2012.

(6)	Includes 3,073,734 shares held by Orange Media, LLC, the sole member of which is Elizabeth Kramer Lefkofsky, the wife of Eric P. Lefkofsky. Mr. Lefkofsky served as a director of the Company until October 25, 2012.

(7)	Based solely on a Schedule 13G filed with the SEC on February 14, 2013.

(8)	Includes options to purchase 889,759 shares of common stock which are exercisable within sixty days of April 22, 2013.

(9)	Includes options to purchase 170,203 shares of common stock, which are exercisable within sixty days of April 22, 2013.

(10)	Includes options to purchase 33,244 shares of common stock, which are exercisable within sixty days of April 22, 2013.

(11)	Includes options to purchase 137,622 shares of common stock which are exercisable within sixty days of April 22, 2013. Of these options, an option to purchase 50,000 shares is held for the benefit of Mr. Greenberg’s family. Mr. Greenberg may be deemed to have voting and dispositive power over the securities held for the benefit of members of his family. Mr. Greenberg disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.

(12)	Includes options to purchase 87,622 shares of common stock which are exercisable within sixty days of April 22, 2013.

(13)	Includes options to purchase 77,622 shares of common stock which are exercisable within sixty days of April 22, 2013.

(14)	Includes options to purchase 5,082 shares of common stock which are exercisable within sixty days of April 22, 2013.

(15)	Includes options to purchase 1,499 shares of common stock which are exercisable within sixty days of April 22, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. They are also required to provide us with copies of any forms they file.

Based solely on our review of the reports furnished to us, we believe that during the last fiscal year, all reports filed by our directors and executive officers under Section 16(a) were made timely.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the ordinary course of our business and in connection with our financing activities, we have entered into a number of transactions with our directors, officers and 5% or greater stockholders. All of the transactions set forth below were approved by our Audit Committee and by the unanimous vote of our Board of Directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the Securities and Exchange Commission. Our Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflicts of interest situations. Such transactions must be approved by our Audit Committee.

Relationships with Echo Global Logistics

In February 2005, we acquired 2,000,000 shares of common stock of Echo Global Logistics, Inc. (“Echo”), a technology enabled transportation and logistics business process outsourcing firm, for $125,000. On September 25, 2009, in connection with its initial public offering, Echo completed a one-for-two reverse stock split of all outstanding shares of its capital stock and immediately following, recapitalized all outstanding shares into newly issued shares of common stock on approximately a one-for-one basis. We have periodically sold our Echo common stock in the open market. In 2012, we sold 69,831 shares, and in 2013, we sold the remaining 123 shares. As of April 22, 2013, we no longer own any shares of Echo. Two former members of our Board of Directors, Eric P. Lefkofsky and Peter J. Barris, were also directors of Echo during 2012. In addition, during the year ended December 31, 2012, Jack M Greenberg, Eric D. Belcher and Eric P. Lefkofsky had a direct and/or an indirect ownership interest in Echo.

Echo provided transportation services to us in 2012. As consideration for these services, Echo billed the Company $10.8 million in 2012.

Relationship with Groupon

During 2012, the Company provided promotional product procurement services to Groupon, Inc. (“Groupon”). Two former members of the Company’s Board of Directors, Eric P. Lefkofsky and Peter J. Barris, are also directors of Groupon. In addition, Messrs. Lefkofsky and Barris have a direct and/or indirect ownership interest in Groupon. The Company collected approximately $0.9 million for services in 2012.

Relationship with Arthur J. Gallagher & Co.

During 2012, the Company provided print procurement services to Arthur J. Gallagher & Co. J. Patrick Gallagher, Jr., a member of the Company’s Board of Directors, is the Chairman, President and Chief Executive Officer of Arthur J. Gallagher & Co. and has a direct ownership interest in Arthur J. Gallagher & Co. The Company billed Arthur J. Gallagher & Co. $0.6 million for these services in 2012. Additionally, Arthur J. Gallagher & Co. provided insurance brokerage services to the Company. Arthur J. Gallagher & Co. billed the Company $0.4 million for such services in 2012. See “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE—Director Independence.”

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EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

The following table sets forth certain information concerning each of our executive officers:

Name	Age	Position
Eric D. Belcher	44	Chief Executive Officer, President and Director
Joseph M. Busky	45	Chief Financial Officer and Secretary
John D. Eisel	36	Chief Operating Officer
Ronald C. Provenzano	47	General Counsel

Eric D. Belcher, For more information on Mr. Belcher, please see the section of this proxy statement entitled “PROPOSALS TO BE VOTED ON — Proposal No. 1 — Election of Directors.”

Joseph M. Busky has served as our Chief Financial Officer since July 2008. From November 2006 to November 2007, Mr. Busky served as Corporate Vice President, Chief Accounting Officer at Dade Behring, Inc., a clinical diagnostics company. Upon the purchase of Dade Behring by Siemens Healthcare in November 2007 and until June 2008, Mr. Busky assumed the role of Vice President, Corporate Controller for the Siemens Healthcare Diagnostics division. Previously, Mr. Busky served in various roles of increasing responsibility at Dade Behring, including Vice President, Treasurer, Vice President, Corporate Controller and Vice President, Corporate Planning. Before joining Dade Behring in 1997, Mr. Busky worked in the audit function of Price Waterhouse, a global accounting firm, for nine years. Mr. Busky is a Certified Public Accountant and holds a Bachelor of Business Administration in Accounting and a Masters in Business Administration from Loyola University in Baltimore.

John D. Eisel has served as Chief Operating Officer of InnerWorkings since September 2011. Previously, Mr. Eisel was the Divisional Vice President of Pharmaceutical Strategic Operations for Walgreens Corporation. From 2004 to 2010, Mr. Eisel worked at McKinsey & Company, where he rose to the position of Associate Principal. He began his career in PricewaterhouseCoopers' Advisory Practice. Mr. Eisel is a Certified Public Accountant, earned a Masters in Business Administration from Northwestern University and graduated with a Bachelor of Science in Accountancy from the University of Illinois, Urbana-Champaign.

Ronald C. Provenzano has served as General Counsel of InnerWorkings since September 2012, and was appointed an executive officer in February 2013. From January 2005 to August 2012, Mr. Provenzano served as Senior Vice President, Deputy General Counsel for R.R. Donnelley & Sons Company, a global print services company. Previously, Mr. Provenzano served in senior legal executive roles for Huron Consulting Group and True North Communications. Before joining True North in 1999, Mr. Provenzano was a partner at Kirkland & Ellis, a large global law firm. Mr. Provenzano holds a Juris Doctor from University of Illinois College of Law and a Bachelor of Science in Accountancy from the University of Illinois, Urbana-Champaign.

Compensation Discussion and Analysis

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of the individuals who served as our named executive officers during the last completed fiscal year. This compensation discussion focuses on the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

Executive Summary

Overview. Our Compensation Committee intends that our executive compensation program be market competitive, reflect our performance over time and align the interests of our executive officers with those of our stockholders.

Highlights of Company Performance in 2012. We had another year of record growth and financial performance in 2012.

•	We had record revenue of $797.7 million in 2012, an increase of 26% compared to revenue of $633.8 million in 2011.
•	Our growth was driven by 19% organic growth year-over-year.
•	Full year 2012 enterprise account growth was 30%, driven by the successful ramp-up of several new large enterprise client contracts, and full year middle market account growth was 15%, driven primarily by strong inside sales results.
•	Adjusted EBITDA (as defined below in “2012 Annual Cash Incentives”) was $45.3 million in 2012, an increase of 20% compared to $37.6 million in 2011.
•	We continued our international expansion, including establishing operations in China and Brazil.
•	Revenue for our International Segment grew to $150.3 million in 2012, an increase of 60.7% compared to $93.5 million in 2011.
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Updates to Compensation and Governance Practices. The Board and Compensation Committee regularly review and update our compensation and governance practices. These reviews resulted in the following recent updates to our policies and practices:

•	We now require a “double trigger” condition to change-in-control severance benefits for executive officers, and we maintain no executive officer employment agreements with “single trigger” change-in-control severance. We accomplished this change through employment agreement amendments that eliminated “modified single trigger” severance provisions in the only two executive officer agreements containing such provisions.
•	We adopted stock ownership guidelines for directors, requiring non-employee directors to hold stock with a value of two times total annual director compensation. Directors are required to meet these requirements within five years of joining the Board.
•	We adopted corporate governance guidelines to provide a framework for governance of the Company.

Components and Objectives of Compensation Program. The Compensation Committee oversees the design and administration of our executive compensation program. The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives in the form of stock options and restricted stock awards, other benefits and perquisites, post-termination severance and acceleration of stock option and restricted stock award vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of life and health insurance benefits and a qualified 401(k) savings plan, and include reimbursement for certain medical insurance and automobile payments. The objectives and benefit to stockholders of each component is described below.

Component	Objective	Benefit to Stockholders
Base Salary

Provides a measure of stable fixed compensation for performance of day-to-day services.

Amount reflects individual’s performance and scope of responsibilities, and aligns to competitive market for executive talent.

Competitive salary enables us to attract and retain appropriate talent for position.

Annual Cash Incentives	Provides motivation for achievement of annual company and individual performance goals.	Focused on meeting key company and individual performance measures and goals.

Long-Term Equity Incentives	Provides long-term incentive to focus on stockholder value creation.	Value is directly tied to long-term improvement of Company stock price.

Executive Benefits and Perquisites	Provides health, welfare, retirement, and certain severance and change in control benefits to our executives.

Market-level benefits enables us to attract and retain appropriate talent.

Severance and change in control benefits enable executives to focus on stockholder interests in the context of potential transactions and provide continuity of management.

Advisory Approval of Executive Compensation. The Company’s executive compensation as disclosed in the Company’s 2011 Proxy Statement (filed on April 29, 2011) was approved on an advisory basis by approximately 99% of our stockholders voting at the Company’s June 16, 2011 Annual Meeting. The Compensation Committee’s current compensation programs, objectives and philosophy remain consistent with the compensation programs, objectives and philosophy in existence in 2011 and 2010, and the Compensation Committee believes that the compensation of our named executives is competitive with the market and aligns with the best interest of our stockholders as represented in the above advisory approval from our stockholders. As such, we have not made any specific changes to our executive compensation program with respect to 2012 or 2013 in connection with the results of the 2011 stockholder advisory vote. Further, at the 2011 Annual Meeting, a majority of votes cast by stockholders approved a three-year frequency for the stockholder advisory vote to approve executive compensation. Therefore, we intend to offer our stockholders the opportunity to vote to approve, on an advisory basis, our executive compensation programs at least once every three years.  Accordingly, the next advisory stockholder vote to approve our executive compensation will be held at the Company’s Annual Meeting in 2014.

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Compensation Program Philosophy and Objectives

Generally, the objectives of our compensation programs are to:

•	Attract, motivate and retain talented and dedicated executive officers,
•	Provide our executive officers with both cash and equity incentives to further the interests of the Company and its stockholders, and
•	Provide our executive officers with long-term incentives to provide stability during the continued growth of the Company and provide the opportunity for long-term compensation based upon the performance of the Company’s common stock over time.

	2012 Compensation Allocation Relative to Total Compensation*
Name	Base Salary (%)	Annual Bonus Earned (%)	Long-Term Equity Incentives (%)	Executive Benefits and Perquisites (%)
Eric D. Belcher	27.5%	27.0%	44.0%	1.5%
Joseph M. Busky	40.6	19.7	36.6	3.1
John D. Eisel	42.2	27.0	27.0	3.8

*	Based on data in the Summary Compensation Table.

Determining Executive Compensation

Role of the Compensation Committee. We define our competitive market for executive talent to be the business and technology services industries.  For each of our named executive officers, the Compensation Committee reviews and approves all elements of compensation taking into consideration recommendations from our Chief Executive Officer (for compensation other than his own).  The Compensation Committee meets in executive session to determine the compensation of our Chief Executive Officer and to approve the compensation of the other named executive officers.

Role of Executive Officers. The Compensation Committee meets at least annually with our Chief Executive Officer to review the performance of our other named executive officers and receive the Chief Executive Officer’s recommendations regarding the compensation of those named executive officers. Neither the Chief Executive Officer nor any other named executive officer plays any role in the discussion or setting of his own compensation by the Compensation Committee.

Role of the Compensation Consultant. As part of our 2011 executive compensation review, the Compensation Committee retained an external independent consultant, AON Hewitt, formerly Hewitt Associates (“Hewitt”), to assess competitive market compensation practices, and to assist in identifying and selecting the appropriate peer group.  In late 2012, the Compensation Committee retained an external independent consultant, Delves, to advise the Compensation Committee on executive compensation matters, including the composition of the Company’s peer group and competitive pay practices for 2013.

Competitive Market Assessment of Executive Compensation. Hewitt provided the Compensation Committee with information regarding the compensation practices of our peer group and also advised the Compensation Committee on market trends and best practices.  Hewitt also provided a detailed review of our executive compensation program to assess whether the components of our program are consistent with the Company’s objectives and philosophies. The Compensation Committee did not reengage Hewitt for 2012, but rather directed the Company’s Human Resources and Legal departments to review and update the compensation study for 2012 based on proxy disclosures available through February 2012. Based on this 2012 review, for competitive benchmarking purposes, the Compensation Committee approved the following peer group of companies in February of 2012*:

Cenveo, Inc.

Ennis, Inc.

Schwak, Inc.

Vistaprint N.V.

Huron Consulting

Navigant Consulting

Resources Connection

*	The 2012 peer group is identical to the peer group approved by the Compensation Committee for 2011 in consultation with Hewitt, except for the removal of Diamond Management & Technology Consultants because it is no longer a public company.

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The Compensation Committee compared each component of our compensation program against the peer group, including base salaries, bonus eligibility, long term incentives (including equity) and total compensation.  The peer group information reviewed by the Compensation Committee and referenced in this Proxy Statement was derived from the most recently filed proxy statement of each peer group company. For 2012, the Compensation Committee considered the average and median base salaries, bonus targets, long term incentives and total compensation for the relevant executive officers in the peer group in evaluating the executive’s compensation. The Compensation Committee looks at the 50th percentile of the peer group companies as a benchmark when determining the named executives’ total compensation, but also considers other factors such as prior experience, tenure with the Company and overall performance of the Company and the executive officer.

For 2013, the Compensation Committee worked with an external independent consultant, Delves, to review and update the peer group. In October 2012, the peer group was revised to include companies that reflect the Company’s continued growth in sales and business complexity. The Committee believes that the revised peer group of 18 companies provides a robust statistical set of compensation data to serve as a basis for 2013 compensation decisions. In addition to the compensation data disclosed by the companies in the peer group, Delves utilized compensation data from nationally recognized compensation surveys to advise the Committee on competitive compensation levels.

The companies included in the revised peer group used to establish the 2013 compensation levels of the executive officers are listed below:

Cenveo, Inc.

IHS, Inc.

Sykes Enterprises, Inc.

VistaPrint N.V.

MAXIMUS, Inc.

Consolidated Graphics, Inc.

Accretive Health, Inc.

ICF International, Inc.

Navigant Consulting, Inc.

Huron Consulting Group, Inc.

Multi-Color Corp.

Standard Register Company

Corporate Executive Board Company

Resources Connection, Inc.

Ennis, Inc.

Schawk, Inc.

TRC Companies, Inc.

CRA International, Inc.

The Delves report provides the Compensation Committee with competitive compensation data at the 25th, median and 75th percentiles for each executive officer position and pay component, and for total direct compensation, and compares the actual and target compensation provided and intended to be provided to each executive officer. However, the Compensation Committee can and does use discretion to adjust a component of pay, or total direct compensation generally, above or below these ranges to recognize the specific circumstances of individual executive officers.

For 2013, the Compensation Committee considered the average and median base salaries, bonus targets, long term incentives and total compensation for the relevant executive officers included in the Delves report to evaluate each executive’s compensation. The Compensation Committee looks at the 50th percentile of the peer group companies as a benchmark when determining the named executive officers’ total compensation, but also considers other factors such as prior experience, tenure with the Company and overall performance of the Company and the executive officer.

Determining 2012 Executive Compensation

2012 Base Salary

We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We believe that to attract and retain an appropriate caliber of talent for the position, a portion of our executives’ compensation should be fixed and predictable. The Compensation Committee looks at the 50th percentile of the peer group companies as a benchmark when considering and determining the executive officer’s base salaries, but also considers other factors such as prior experience, tenure with the Company, overall performance of the Company, and the named executive officer’s total compensation package.

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Based on these considerations, the Compensation Committee increased the salary of our Chief Executive Officer from $650,000 to $700,000, effective April 1, 2012, and increased the salary of our Chief Financial Officer from $425,000 to $450,000, effective April 1, 2012. The salary of our Chief Operating Officer was increased from $300,000 to $350,000 in September of 2012 per the terms of Mr. Eisel’s employment agreement. The Compensation Committee determined Mr. Eisel’s base salary upon his hire in 2011 and his 2012 increase taking into account the peer group data, Mr. Eisel’s experience and the value of his total compensation package.

The Summary Compensation Table sets forth the actual base salary earned by each of our named executive officers during 2012. The table below sets forth our named executive officers’ base salary rates as in effect in 2011, the changes that went into effect on April 1, 2012 (except with respect to Mr. Eisel, whose increase went into effect on September 1 per the terms of his employment agreement), and the percentage of increase.

	Comparative Information for 2012 Base Salary Rates
Name	Base Salary Rate in 2011 ($)	Base Salary Rate Effective April 1, 2012 ($)	Percentage Increase (%)
Eric D. Belcher	$650,000	$700,000	7.7%
Joseph M. Busky	425,000	450,000	5.9
John D. Eisel	300,000	350,000	16.7

*	Mr. Eisel’s base salary rate increase for 2012 went into effect on September 1, 2012, per the terms of his employment agreement.

2012 Annual Cash Incentives

We provide the opportunity for our named executive officers and other executives to earn an annual cash incentive award. We provide this opportunity to attract and retain an appropriate caliber of talent for the position and to motivate executives to achieve our annual business goals. We review annual cash incentive awards for our named executive officers and other executives annually in January or February to determine award payments for the last completed fiscal year, as well as to establish award opportunities for the current fiscal year. Annual cash incentive awards for 2012 were administered under our Annual Incentive Plan.

The 2012 target opportunities under the Annual Incentive Plan were approved by the Compensation Committee on February 20, 2012. The 2012 management bonus award opportunities were based on the following criteria: 40% on Adjusted EBITDA performance (100% pay-out based on reaching Adjusted EBITDA of $48.6 million), 40% on revenue growth (100% pay-out on reaching $780.0 million) and 20% based on qualitative Company performance, which includes goals such as client retention rate of 98% or higher, growing the middle market segment, international expansion and improved ROIC results).

The following table sets forth the Company’s 2012 results with respect to the quantitative criteria components of our Annual Incentive Plan:

	2012 Target	2012 Actual	Percent of Target reached	Weighting
Revenue	$780.0 million	$797.7 million	122%	40%
Adjusted EBITDA*	$48.6 million	$47.5 million*	68%	40%

*	Adjusted EBITDA, which represents income from operations with the addition of depreciation and amortization, stock-based compensation expense, change in the fair value of contingent consideration liabilities and certain legal settlements, is considered a non-GAAP financial measure under SEC regulations. Income from operations is the most directly comparable financial measure calculated in accordance with GAAP. Our management team uses Adjusted EBITDA to evaluate the performance of our business. Adjusted EBITDA is not equivalent to any measure of performance required to be reported under GAAP, nor should this data be considered an indicator of our overall financial performance and liquidity. Moreover, the Adjusted EBITDA definition we use may not be comparable to similarly titled measures reported by other companies. In light of investments that were made during 2012 that were approved in advance by the Board, the Compensation Committee made certain further adjustments to EBITDA that resulted in the calculated payout.

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Based on the Compensation Committee’s assessment of the qualitative Company performance factors listed above, the Compensation Committee awarded the named executive officers a payout of approximately 100% of the target established for the qualitative component of the annual incentive award for the named executive officers of the Company.

The following table sets forth the fiscal 2012 target and maximum annual incentive compensation opportunities for our named executive officers and the actual bonus earned by each named executive officer in dollar amounts and as a percentage of the target.

	Comparative Information for 2012 Annual Cash Incentive Award Opportunity
	Target Performance		Maximum Performance		Actual Bonus Earned
Name	% of Salary	Amount ($)	% of Target	Amount ($)	% of Target	Amount ($)
Eric D. Belcher	100%	$700,000%	200%	$1,400,000	96%	$675,000
Joseph M. Busky	50	225,000	200	450,000	96	215,000
John D. Eisel	60	210,000	200	420,000	95	200,000

There were no specific individual performance goals for 2012 incentive awards, but the Compensation Committee or the Board could exercise discretion and take into account individual performance in determining awards. No discretion was exercised regarding individual performance of the named executive officers for 2012.

Under the Annual Incentive Plan, the Compensation Committee may define performance measures to allow for reasonable adjustments to our overall corporate performance goals and our actual performance results that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation, or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance, such as restructurings, acquisitions, or divestitures.

2012 Long-Term Equity Incentives

We provide the opportunity for our named executive officers and other executives to earn a long-term equity incentive award. Long-term incentive awards provide employees with the incentive to stay with us for longer periods of time, which in turn provides us with greater stability during a period of rapid growth. In addition, we believe that these awards are the best way to align the interests of the executives with those of our stockholders.

In determining the amounts of equity compensation awarded, our Compensation Committee generally considers a variety of factors including: individual performance, scope of responsibility within the organization and demonstrated leadership competencies. The table below sets forth the grant date value of our stock option and restricted stock awards to our named executive officers. Additional details regarding our equity grants, including vesting schedules for awards, are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table.

	Comparative Information for 2012 Long-Term Equity Incentives
Name	Grant Date Value of Options ($)	Grant Date Value of Restricted Stock ($)	Total Value ($)
Eric D. Belcher	$550,000	$550,000	$1,100,000
Joseph M. Busky	200,000	200,000	400,000
John D. Eisel	100,000	100,000	200,000

Stock Options. For our named executive officers, our stock option program was initially based on grants individually negotiated in connection with employment agreements, and now consists of annual grants to our executives. Our stock options are granted under the terms and conditions of the amended and restated 2006 Stock Incentive Plan, which we refer to as the 2006 Plan. We have traditionally used stock options as a form of equity compensation because stock options provide a relatively straightforward incentive for our executives, and result in less immediate dilution of existing stockholders’ interests. All grants of stock options to our employees are granted with exercise prices equal to or greater than the fair market value of our common stock on the respective grant dates. For a discussion of the determination of the fair market value of these grants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Stock-Based Compensation” in our Annual Report on Form 10-K.

Our stock options have a 10-year contractual exercise term. In general, the option grants are also subject to the following post-termination and change in control provisions:

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Event	Award Vesting/Forfeiture	Exercise Term

Termination by Us for Reason Other than Cause, Disability or Death	Forfeit Unvested	Earlier of: (1) 1 Year or (2) Remaining Option Period

Termination due to Disability or Death	Forfeit Unvested	Remaining Option Period

Termination for Cause	Forfeit Vested and Unvested	Expire

Other Termination	Forfeit Unvested	Earlier of: (1) Remaining Option Period or (2) 30 Days from Date of Termination

Change in Control	Accelerated*	*

*	The Compensation Committee may provide that, in the event of a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable. If there is a termination of employment, the applicable termination provisions regarding exercise term will apply.

Further, the vesting of certain of our named executive officers’ stock options is accelerated pursuant to the terms of their employment agreements in certain termination and/or change in control events. These terms are more fully described in “— Employment Agreements” and “— Potential Payments upon Termination or Change in Control.” Our 2006 Plan prohibits the cancellation or re-pricing of underwater SAR or option awards.

Restricted Stock Awards.   Subject to the terms and conditions of the 2006 Plan, our Compensation Committee may, at any time and from time to time, grant restricted stock or restricted stock units to participants in such amounts as it determines. In addition, the Compensation Committee may, at any time and from time to time, allow (or require, as to bonuses) selected employees and directors to defer the payment of any portion of their salary or bonuses or both. A participant’s deferral will be credited to the participant in the form of restricted stock units. Each participant who elects to make a deferral will be credited under the 2006 Plan with a number of restricted stock units equal to no less than the amount of the deferral divided by the fair market value of a share of our common stock on the date of the grant of the restricted stock units.

The grant of a share of restricted stock entitles the participant to receive a share of our common stock upon completing a specified period of service and/or the achievement of specific performance objectives. Grants of restricted stock and restricted stock units become vested in accordance with such terms and conditions and during such periods as may be established by the Compensation Committee and set forth in the applicable award agreement.

Determining 2013 Executive Compensation

2013 Base Salary

Taking into consideration the Company’s performance in 2012, the individual performance of our named executive officers, the international expansion of the business, and the competitive benchmarking results from the October 2012 executive compensation review, on February 5, 2013 the Compensation Committee determined that the base salaries of the named executive officers would remain at current levels (i.e., $700,000 for Mr. Belcher, $450,000 for Mr. Busky and $350,000 for Mr. Eisel).

 2013 Annual Cash Incentives

 The 2013 target opportunities under the Annual Incentive Plan were approved by the Compensation Committee on February 5, 2013. For the named executive officers, the target bonus award is 115% of the base salary for the Chief Executive Officer, 60% of the base salary for the Chief Financial Officer, and 60% of the base salary for the Chief Operating Officer. The maximum bonus awards payable under the Annual Incentive Plan are 200% of such target amounts.

2013 Long-Term Equity Incentives

The 2013 target long-term equity incentive opportunities were approved by the Compensation Committee on February 5, 2013. For each named executive officer, the target long-term incentive grant value is $1,400,000 for the Chief Executive Officer, $600,000 for the Chief Financial Officer and $250,000 for the Chief Operating Officer, divided equally between option and restricted stock grants with substantially similar terms as the 2012 grants.

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Other Executive Compensation Practices, Arrangements and Policies

Executive Benefits and Perquisites. We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. In 2012, we provided a 401(k) matching contribution equal to 40% of an employee’s contributions under our 401(k) plan, capped at the lessor of 5% of the employee’s salary, or $4,800. Mr. Belcher, Mr. Busky and Mr. Eisel received matching contributions of $4,800 each for 2012. We offer these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. For the last completed fiscal year, we provided the following personal benefits and perquisites to our named executive officers:

Executive Benefit	Description

Reimbursed Car Payments	Certain executives are reimbursed for their automobile lease payments.

Reimbursed Medical Insurance Premiums	Certain executives are reimbursed for their medical insurance premium payments.

Change in Control and Severance Benefits. We provide the opportunity for certain of our named executive officers to be protected under the severance and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent for the position. Our severance and change in control provisions for the named executive officers are summarized in “— Employment Agreements” and “— Potential Payments upon Termination or Change in Control.” We believe our arrangements are reasonable in light of the fact that cash severance is limited to one year of salary continuation for Messrs. Belcher, Busky and Eisel (at a rate equal to their then current base salary); there is no severance increase with a change in control; and there are no “single trigger” benefits upon a change in control other than the vesting of Mr. Belcher and Mr. Eisel’s option and restricted stock awards. Further, the employment agreements of Mr. Belcher and Mr. Eisel were amended, effective February 22, 2013, to eliminate the “modified single-trigger” severance provisions that (1) required the executive to continue employment for nine months following a change in control and (2) provided that the executive’s resignation for any reason during the ninety days following such nine month period would constitute “good reason” entitling the executive to severance benefits.

Regulatory Considerations.  We have designed our incentive plans so that certain awards paid thereunder may qualify as performance-based compensation under Section 162(m) of the Code to the extent that Section 162(m) applies to us. However, we reserve the right to award compensation that is not deductible under Section 162(m). We will consider the size and frequency of any future stock option and restricted stock awards under our long-term equity incentive program based on Company and individual performance and other market factors.

Stock Ownership Guidelines. On May 26, 2011, the Compensation Committee approved stock ownership guidelines for the named executive officers of the Company. Under the stock ownership guidelines, the named executive officers are expected to hold common stock with a value equal to a designated multiple of annual base salary. The Chief Executive Officer must hold stock with a value equal to four times annual base salary and the Chief Financial Officer and Chief Operating Officer must hold stock with a value equal to three times annual base salary. The named executive officers are required to meet these guidelines within three years of becoming subject to them.  Shares that count toward satisfaction of the stock ownership guidelines include:

•	shares owned outright by the executive officer or his or her immediate family members residing in the same household;
•	shares held in trust for the benefit of the executive officer or his or her immediate family members;
•	shares acquired upon stock option exercise;
•	shares purchased in the open market;
•	restricted stock granted under our equity incentive plan; and
•	shares subject to stock options that are fully vested, after deducting shares that would be required to be sold or surrendered to cover the applicable exercise price.

In the event the stock ownership guidelines place a severe hardship on an executive officer, our Compensation Committee will make the final decision as to developing an alternative stock ownership guideline for such executive officer that reflects the intention of the stock ownership guidelines and his or her personal circumstances.

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Executive Compensation

The following table sets forth the information regarding 2012 compensation for each of our named executive officers. 2011 and 2010 information is presented for executives who were also named executive officers during those years.

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards (1) ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (2) ($)	Total ($)
Eric D. Belcher	2012	687,500	—		550,000	550,000	675,000	37,646	2,500,146
Chief Executive	2011	612,500	34,000		425,000	425,000	716,000	34,874	2,253,374
Officer and President	2010	500,000	—		—	270,000	27,000	34,876	837,846

Joseph M. Busky	2012	443,750	—		200,000	200,000	215,000	35,246	1,093,996
Chief Financial	2011	413,750	—		165,000	165,000	250,000	31,474	1,031,224
Officer	2010	373,500	164,000		—	226,800	—	32,476	802,776

John D. Eisel	2012	312,692	—		100,000	100,000	200,000	28,299	740,991
Chief Operating Officer	2011	80,770	100,000	(3)	500,000	500,000	—	9,493	1,190,263

(1)	Amounts represent the full grant date fair value of the stock option awards and restricted stock awards granted in 2012, 2011 and 2010 calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the stock option awards and restricted stock awards, please see Note 2 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(2)	Consists of 401(k) matching contributions, reimbursed car payments and medical insurance premiums.

(3)	John D. Eisel joined the Company as its Chief Operating Officer in September of 2011 and was not eligible for a 2011 incentive bonus award. However, Mr. Eisel did receive a $100,000 signing bonus upon joining the Company. A pro-rata share of this signing bonus is recoverable should Mr. Eisel leave the company prior to the fourth anniversary of his start date with the Company

For a description of the material terms of employment agreements with our named executive officers, see “— Employment Agreements.”

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2012 GRANTS OF PLAN-BASED AWARDS

The following table provides information for each of the Company’s named executive officers regarding 2012 plan-based awards.

Name	Type of Award	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	All Other Stock Awards: Number of Shares of Stock (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)/sh	Grant Date Fair Value of Stock and Option Awards ($) (2)
Eric D. Belcher	Annual Incentive Award		$350,000	$700,000	$1,400,000	—	—	—	—
	Restricted Stock	3/15/2012	—	—	—	45,952	—	—	$550,000
	Stock Options	3/15/2012	—	—	—	—	91,668	$11.97	$550,000
Joseph M. Busky	Annual Incentive Award		$112,500	$225,000	$450,000	—	—	—	—
	Restricted Stock	3/15/2012	—	—	—	16,708	—	—	$200,000
	Stock Options	3/15/2012	—	—	—	—	33,336	$11.97	$200,000
John D. Eisel	Annual Incentive Award		$105,000	$210,000	$420,000	—	—	—	—
	Restricted Stock	9/14/2012	—	—	—	8,170	—	—	$100,000
	Stock Options	9/14/2012	—	—	—	—	16,639	$12.24	$100,000

(1)	These represent potential incentive opportunities for 2012 annual incentive awards. Actual amounts earned for 2012 performance are reported in the Summary Compensation Table.

(2)	Values based on the closing price of a share of our common stock on the date of grant. The exercise price for both Mr. Belcher’s and Mr. Busky’s options is $11.97, and the exercise price for Mr. Eisel’s options is $12.24. Values for restricted stock awards are based on the closing price of a share of our common stock on the date of grant. Values for option grants are based on the grant date value calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the option awards and restricted stock awards, please see Notes 2 and 11 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Employee Benefit Plan

2004 Unit Option Plan

Effective January 1, 2004, we adopted the InnerWorkings, LLC 2004 Unit Option Plan. The principal purpose of the Unit Option Plan has been to attract, retain and reward selected employees, consultants and directors through the granting of non-qualified stock options.

Upon adoption of our 2006 Stock Incentive Plan, the Unit Option Plan was merged into the 2006 Stock Incentive Plan and ceased to separately exist. Except with respect to rights that may be protected under prior award agreements, outstanding awards under the Unit Option Plan are now subject to the 2006 Stock Incentive Plan. The awards remaining under the Unit Option Plan were rolled into the 2006 Stock Incentive Plan. No additional awards may be made under the Unit Option Plan on or after the effective date of the 2006 Stock Incentive Plan.

2006 Stock Incentive Plan

We maintain the InnerWorkings, Inc. 2006 Stock Incentive Plan. The principal purpose of the 2006 Stock Incentive Plan is to attract, motivate, reward and retain selected employees, consultants and directors through the granting of stock-based compensation awards. The 2006 Stock Incentive Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock awards, performance-based awards and other stock-based awards. On April 10, 2012, our Compensation Committee approved the amendment and restatement of the 2006 Stock Incentive Plan, which was subsequently approved by our stockholders at our 2012 Annual Meeting. The amendment and restatement (i) increased the maximum number of shares of common stock that may be issued under the plan by 900,000, from 4,750,000 to 5,650,000, and (ii) reiterated the performance based goals used in granting performance based awards under the 2006 Stock Incentive Plan to be approved by stockholders for purposes of Section 162(m) of the Code.

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Annual Incentive Plan

We maintain the InnerWorkings Annual Incentive Plan that rewards employees for meeting and exceeding annual performance goals established by the Compensation Committee based on one or more criteria set forth in the Annual Incentive Plan.

Eligibility to participate in the Annual Incentive Plan is limited to substantially all regular full-time and part-time employees. Temporary employees, any independent contractors, and certain other specified classifications are not eligible to participate in the Annual Incentive Plan.

Employees are eligible to receive bonuses based on meeting operational and financial goals that may be stated (a) as goals of the company, a subsidiary, or a portion thereof, (b) on an absolute basis and/or relative to other companies, or (c) separately for one or more participants or business units. The objective performance goals for the Annual Incentive Plan are established by our Compensation Committee at the beginning of the year. Bonus payouts are determined within a reasonable time after the end of the performance period.

Our Compensation Committee administers the Annual Incentive Plan and has the authority to construe, interpret and implement the Annual Incentive Plan and prescribe, amend and rescind rules and regulations relating to the Annual Incentive Plan. The determination of the Compensation Committee on all matters relating to the Annual Incentive Plan or any award agreement will be final, binding and conclusive. The Annual Incentive Plan may be amended or terminated by the Compensation Committee or our Board. However, the Annual Incentive Plan may not be amended without the prior approval of our stockholders, if such approval is necessary to qualify bonuses as performance-based compensation under Section 162(m) of the Code.

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OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Eric D. Belcher	87,937	—		1.00	7/20/2015	25,000	(7)	344,500
	80,000	—		0.65	9/14/2015	38,685	(3)	533,079
	100,000	—		1.00	10/1/2015	45,952	(4)	633,219
	161,031	—		14.36	1/22/2018	—		—
	460,000	115,000	(2)	6.00	11/14/2018	—		—
	25,238	75,714	(3)	8.24	6/23/2021	—		—
	—	91,668	(4)	11.97	3/15/2022	—		—
Joseph M. Busky	152,091	—		12.54	7/16/2018	21,000	(7)	289,380
	9,798	29,394	(3)	8.24	6/23/2021	15,018	(3)	206,948
	—	33,336	(4)	11.97	3/15/2022	16,708	(4)	230,236
John D. Eisel	33,244	99,735	(5)	7.58	9/20/2021	49,473	(5)	681,738
	—	16,639	(6)	12.24	9/14/2022	8,170	(6)	112,583

(1)	The market value of unvested stock awards is calculated by multiplying the number of shares or units of stock that have not vested by $13.78, the Company’s closing stock price on December 31, 2012, the last trading day of the 2012 fiscal year.
(2)	Vests on November 14, 2013.
(3)	Vests in three equal annual installments beginning on June 23, 2013.
(4)	Vests in four equal annual installments beginning on March 15, 2013.
(5)	Vests in three equal annual installments beginning on September 20, 2013.
(6)	Vests in four equal annual installments beginning on September 14, 2013.
(7)	Vests in two equal annual installments beginning on March 10, 2013.

2012 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the number of shares acquired and the value realized by our named executive officers upon the exercise of option awards and the vesting of restricted stock awards during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Eric D. Belcher	15,788	190,215	42,806	495,663
Joseph M. Busky	—	—	31,455	387,263
John D. Eisel	—	—	16,490	200,024

(1)	Value realized upon the exercise of option awards is based on: (i) if the exercise involves a sale of some or all of the exercised shares, the difference between the actual price at which the exercised shares were sold and the exercise price of the options, or (ii) in all other cases, the difference between the closing market price of our common stock as reported on NASDAQ on the date of exercise and the exercise price of the options.
(2)	Value based on the closing market price of our common stock as reported on NASDAQ on the date of vesting.

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2012 PENSION BENEFITS

We do not maintain any qualified or non-qualified defined benefit plans.

2012 NONQUALIFIED DEFERRED COMPENSATION

We do not maintain any non-qualified deferred compensation plans.

Employment Agreements

Employment Agreement with Eric D. Belcher

We entered into an amended and restated employment agreement with Eric D. Belcher, our Chief Executive Officer, effective January 1, 2009.  Mr. Belcher’s original employment agreement was entered into in June 2005. The employment agreement provided that the amount of Mr. Belcher’s base salary will be determined annually by our Board, but will not be less than $500,000 per annum. Additionally, Mr. Belcher will receive a target annual bonus under the Company’s Annual Incentive Plan of no less than 50% of his base salary if the Company meets its annual targets, with a maximum bonus eligibility not to exceed 200% of his bonus target.

  Upon execution of his amended and restated employment agreement, Mr. Belcher was paid a long term cash incentive bonus of $400,000, which was repayable on a pro rata basis if Mr. Belcher’s employment had terminated under certain circumstances up to January 1, 2012.

In connection with the execution of his original employment agreement in June 2005, Mr. Belcher received options to purchase 105,000 shares of common stock at an exercise price of $1.00 per share. These options vested upon the completion of our initial public offering. As of December 31, 2012, 87,937 of these options remained unexercised.

In connection with his original employment agreement, Mr. Belcher was granted options to purchase 120,000 and 100,000 shares of common stock in September 2005 and October 2005, respectively. These grants have exercise prices of $0.65 and $1.00, respectively, which were the fair market values of our stock at the time of the grant, based on an independent valuation. These option grants are fully vested with 80,000 and 100,000 shares remaining unexercised, respectively, as of December 31, 2012

In January 2008, in connection with an amendment of Mr. Belcher’s employment agreement, he was granted 69,638 shares of restricted stock which vest ratably over four years and are now all fully vested as of December 31, 2012. Vesting of these shares would have accelerated in the event of a change in control of the Company.

In November 2008, in connection with Mr. Belcher’s appointment as Chief Executive Officer effective January 1, 2009, Mr. Belcher was granted options to purchase 575,000 shares of common stock at an exercise price of $6.00 per share, which vest ratably over five years. Vesting of these options will accelerate in the event of a change in control of the Company.

Mr. Belcher’s employment may be terminated, with or without cause, by our Board. If we terminate Mr. Belcher’s employment for cause (as described below) or on account of death or disability, or if Mr. Belcher terminates his employment for any reason other than a good reason (as described below), Mr. Belcher is entitled to no further compensation or benefits other than those earned through the date of termination. If we terminate Mr. Belcher’s employment for any reason other than for cause, death or disability, or if Mr. Belcher terminates his employment for good reason, we will provide the following severance benefits:

•	continued payment of base salary at his rate then in effect for twelve months following termination,

•	immediate vesting of (a) all restricted stock granted on or about January 22, 2008, as if Mr. Belcher’s employment had continued for a period of 24 months following the termination, (b) all stock options granted on or about January 22, 2008, as if Mr. Belcher’s employment had continued for a period of 24 months following the termination, and (c) 575,000 options granted in November 2008, in each case as if Mr. Belcher’s employment had continued for a period of 24 months following the termination, and

•	any outstanding accrued obligations.

“Cause” is defined in Mr. Belcher’s employment agreement as the occurrence of any of the following:

•	theft, dishonesty, or falsification of employment or Company records by Mr. Belcher;

•	the Board’s determination that Mr. Belcher has committed a felony or any act involving moral turpitude;

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•	the Board’s determination that Mr. Belcher has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

•	Mr. Belcher’s continuing material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

“Good reason” is defined in Mr. Belcher’s employment agreement as the occurrence of any of the following:

•	a material reduction of Mr. Belcher’s duties or authority under, or assignment of duties that are materially inconsistent with, the terms of his employment agreement, or the Company’s failure to appoint or reelect Mr. Belcher to his positions under his employment agreement (however, such an event in and of itself shall not constitute good reason during the nine month period following a change in control);
•	a relocation of Mr. Belcher’s office to more than 100 miles from the Company’s current office without his consent; or
•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

Mr. Belcher’s employment agreement was amended, effective February 22, 2013, to eliminate the “modified single-trigger” severance provisions that (1) required him to continue employment for 9 months following a change in control and (2) provided that Mr. Belcher’s resignation for any reason during the 90 days following such 9 month period would constitute “good reason” entitling him to severance benefits.

Mr. Belcher’s employment agreement expires December 31, 2013.

Employment Agreement with Joseph M. Busky

We entered into an amended and restated employment agreement with Joseph M. Busky, our Chief Financial Officer, effective April 30, 2012. Mr. Busky’s original employment agreement was entered into in July of 2008. Mr. Busky’s amended and restated employment agreement extends through December 31, 2016.

The employment agreement provides that the amount of Mr. Busky’s base salary will be determined annually by our Board, but will not be less than $450,000 per annum. Additionally, Mr. Busky will receive a target annual bonus of 50% of his base salary if the Company meets its annual targets, with a maximum bonus eligibility not to exceed 200% of his bonus target. The actual amount of the annual bonus is discretionary and determined based upon Mr. Busky’s performance, our performance and certain performance targets approved by our Board (and by the Compensation Committee under our Annual Incentive Plan). The agreement also contains customary non-competition and non-solicitation provisions.

Mr. Busky’s employment may be terminated, with or without cause, by the Company. If we terminate Mr. Busky’s employment for cause (as described below) or on account of death or disability, or if Mr. Busky terminates his own employment for any reason other than for good reason (as described below), Mr. Busky is generally entitled to no further compensation or benefits other than those earned through the date of termination.  If we terminate Mr. Busky’s employment for any reason other than for cause, death or disability, or if Mr. Busky terminates his own employment for good reason, we will continue to pay base salary for 12 months following termination. Mr. Busky would also have been entitled to immediate vesting of all equity awards granted on or about July 16, 2008. These awards are fully vested as of December 31, 2012.

“Cause” is defined in Mr. Busky’s employment agreement as the occurrence of any of the following:

•	Mr. Busky’s failure to perform reasonably assigned duties following his receipt of written notice of the failure and a reasonable opportunity to remedy it;

•	theft, dishonesty, or falsification of employment or Company records by Mr. Busky;

•	the Company’s determination that Mr. Busky has committed a felony or any act involving moral turpitude;

•	the Company’s determination that Mr. Busky has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

•	Mr. Busky’s material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

 “Good reason” is defined in Mr. Busky’s employment agreement as the occurrence of any of the following:

•	a material reduction in Mr. Busky’s duties or responsibilities below what is customary for a chief financial officer at a similar company without his consent;

30

•	a relocation of Mr. Busky’s office to more than 100 miles from the Company’s current office without his consent; or

•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

If, during the three months prior to the public announcement of a proposed change of control or at any time following a change of control, the executive’s employment is terminated by us for any reason other than cause, or terminated by the executive for good reason, Mr. Busky is entitled to full vesting of all equity awards granted on or about July 16, 2008. “Change of Control” has the same definition as set forth in our 2006 Stock Incentive Plan.

Employment Agreement with John D. Eisel

We entered into an employment agreement with John D. Eisel, our Chief Operating Officer, effective September 20, 2011. Under the employment agreement, Mr. Eisel will receive a base salary of not less than $300,000 per annum and, after the one year anniversary of his start date, not less than $350,000 per annum. The employment agreement also provides that Mr. Eisel will be eligible for an annual performance bonus under the Company’s Annual Incentive Plan. Mr. Eisel’s annual target bonus amount is equal to not less than 60% of his base salary, with an opportunity to earn a maximum bonus of 120% of his base salary. The Company also agreed to grant Mr. Eisel a $100,000 cash signing bonus, which is repayable on a pro rata basis under certain circumstances. In addition, the Company agreed to grant Mr. Eisel $1,000,000 in stock-based compensation, consisting of 50% in common stock options, which vest ratably over a four-year period, and 50% in restricted shares of common stock, which vests ratably over a four-year period. These awards are subject to the Company’s standard terms and conditions for stock option and restricted stock grants.

Mr. Eisel’s employment may be terminated, with or without cause, by the Company. If the Company terminates Mr. Eisel’s employment for cause (as described below) or on account of death or disability, or if Mr. Eisel terminates his own employment for any reason other than for good reason (as described below), Mr. Eisel is generally entitled to no further compensation or benefits other than those earned through the date of termination.  If we terminate Mr. Eisel’s employment for any reason other than for cause, death or disability, or if Mr. Eisel terminates his own employment for good reason, we will continue to pay base salary for 12 months following termination. Mr. Eisel is also entitled to immediate vesting of all equity awards granted on or about September 20, 2011 for a period of 24 months after his termination as if Mr. Eisel had remained an employee of the Company.

“Cause” is defined in Mr. Eisel’s employment agreement as the occurrence of any of the following:

•	Mr. Eisel’s failure to perform reasonably assigned duties following his receipt of written notice of the failure and a reasonable opportunity to remedy it;

•	theft, dishonesty, or falsification of employment or Company records by Mr. Eisel;

•	the Company’s determination that Mr. Eisel has committed a felony or any act involving moral turpitude;

•	the Company’s determination that Mr. Eisel has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

•	Mr. Eisel’s material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

 “Good Reason” is defined in Mr. Eisel’s employment agreement as the occurrence of any of the following:

•	a material reduction in Mr. Eisel’s duties or responsibilities below what is customary for a chief financial officer at a similar company without his consent;

•	a relocation of Mr. Eisel’s office to more than 100 miles from the Company’s current office without his consent; or

•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

Mr. Eisel’s employment agreement was amended, effective February 22, 2013, to eliminate the “modified single-trigger” severance provisions that (1) required him to continue employment for 9 months following a change in control and (2) provided that Mr. Eisel’s resignation for any reason during the 90 days following such 9 month period would constitute “good reason” entitling him to severance benefits.

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POTENTIAL PAYMENTS UPON TERMINATION AND/OR CHANGE IN CONTROL

Assuming the employment of our named executive officers were to be terminated without cause or for good reason, each as of December 31, 2012, the following individuals would be entitled to payments in the amounts set forth opposite to their name in the below table:

Named Executive Officer	Cash Severance

Eric D. Belcher	$58,333 per month for 12 months
Joseph M. Busky	$37,500 per month for 12 months
John D. Eisel	$29,167 per month for 12 months

We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executive without good reason. No severance or benefits are provided for any of the executive officers in the event of death or disability. A change in control does not affect the amount or timing of these cash severance payments.

Assuming the employment of our named executive officers were to be terminated without cause or for good reason, each as of December 31, 2012, the following individuals would be entitled to accelerated vesting of their outstanding stock options and restricted stock awards described in the table below:

	Value of Equity Awards: Termination Without Cause or for Good Reason (1)	Value of Equity Awards: In Connection With a Change in Control (1)

Eric D. Belcher (2)	Additional vesting of qualified equity from November 2008 equity grants that would have otherwise occurred if employed during 24 months after termination: 115,000 options with a value of $894,700. All other awards which would have become immediately vested had already vested as of December 31, 2012.	Immediate vesting of all qualified unvested options and restricted stock awards granted in November of 2008: 115,000 options with a value of $894,700. All other awards which would have become immediately vested had already vested as of December 31, 2012.

Joseph M. Busky	All awards which would have become immediately vested had already vested as of December 31, 2012.	All awards which would have become immediately vested had already vested as of December 31, 2012.

John D. Eisel .	Additional vesting of qualified equity from September 2011 equity grants that would have otherwise occurred if employed during 24 months after termination: 32,981 restricted stock awards with a value of $454,478 and 66,489 options with a value of $412,232.	Immediate vesting of all qualified unvested options and restricted stock awards granted in September of 2011: 32,981 restricted stock awards with a value of $454,478 and 66,489 options with a value of $412,232.

(1)	Option award values are based on the aggregate difference between the respective exercise prices and the closing sale price of our common stock on December 31, 2012. Stock award values are based on the closing sale price of our common stock on December 31, 2012. Our closing stock price on December 31, 2012 was $13.78 per share.

(2)	All of Mr. Belcher’s unvested equity awards granted in November of 2008 immediately vest upon a change in control, irrespective of whether his employment terminates.

In connection with a termination without cause or a termination for good reason, no payments are due unless the executive executes a general release and waiver of claims against us. During the executive’s employment and for a specified period following a termination for any reason, the executive generally is subject to certain restrictive covenants, including non-competition and non-solicitation of customers and employees of the Company.

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COMPENSATION AND RISK

Effects of our Compensation Programs on Risk. All significant transactions are reviewed, and must be approved, by our senior corporate management. Therefore, even though associates in our sales offices may have performance targets that will be affected by growth or short term profitability of their divisions, they are not in a position to cause us to undertake transactions that might expose us to risks that are material to us as a company without the concurrence of our senior corporate management.

Our senior executives and other members of our senior corporate management may participate in bonus programs that are based upon achievement of performance targets that may benefit from our growth or short term profits. However, the incentives for our senior executives and other members of our senior corporate management team are balanced between short term and long term Company results, do not result in additional financial exposure to the Company, and are consistent with established industry practice. Accordingly, we do not believe that our incentive bonus programs create material incentives for our senior executives, or any other of our associates, to expose us to significant risk.

The Compensation Committee reviewed our compensation programs and policies for features that may give rise to risks that have a material adverse effect on the Company, and found that the compensation programs operate with strong governance features and do not encourage unnecessary or excessive risk taking.

2012 DIRECTOR COMPENSATION

Summary of Director Compensation

For 2012, non-employee directors earned $100,000 in equity (awarded in restricted shares). The stock awards granted to the Board during 2012 will vest on June 21, 2013. In addition, our directors were reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees. Under our 2006 Stock Incentive Plan, directors are eligible to receive stock option and other equity grants at the discretion of the Compensation Committee or other administrator of the plan.

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees. The following table summarizes compensation that our non-employee directors earned during 2012 for services as members of our Board, which was paid in the form of restricted stock awards:

Name	Stock Awards ($) (1)	Total ($)
Charles K. Bobrinskoy	100,000	100,000
David Fisher	100,000	100,000
J. Patrick Gallagher, Jr.	100,000	100,000
Jack M. Greenberg	100,000	100,000
Julie M. Howard (2)	65,479	65,479
Eric P. Lefkofsky (3)	100,000	100,000
John R. Walter (4)	24,486	24,486
Linda S. Wolf	100,000	100,000

(1)	Represents grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718.
(2)	Ms. Howard joined the Board in October of 2012 and received a prorated restricted stock award.
(3)	Mr. Lefkofsky left the Board effective October 25, 2012. The amount disclosed represents an award of 8,250 shares of restricted stock, which was forfeited upon his departure from the Board.
(4)	Mr. Walter left the Board effective March 2, 2012.

The aggregate option and stock awards outstanding for each person in the table set forth above as of December 31, 2012 are as follows:

	Option Awards				Stock Awards
Name	Vested	Unvested	Exercise Price	Expiration Date	Vested	Unvested

Charles K. Bobrinskoy (1)	40,000	10,000	$11.86	9/2/2018	35,549	8,250
	13,441	—	$2.36	2/25/2019	—	—
	13,021	—	$6.86	6/19/2019	—	—
	11,160	—	$8.66	7/1/2021	—	—
David Fisher	1,499	—	$8.41	11/17/2021	745	8,250
J. Patrick Gallagher, Jr.	5,082	—	$7.40	8/16/2021	2,534	8,250
Jack M. Greenberg	100,000	—	$0.65	10/1/2015	35,549	8,250
	13,441	—	$2.36	2/25/2019	—	—
	13,021	—	$6.86	6/19/2019	—	—
	11,160	—	$8.66	7/1/2021	—	—
Julie M. Howard	—	—	$—	—	—	4,585
Eric P. Lefkofsky	—	—	$—	—	—	—
John R. Walter	—	—	$—	—	—	—
Linda S. Wolf	50,000	—	$16.41	11/15/2016	35,549	8,250
	13,441	—	$2.36	2/25/2019	—	—
	13,021	—	$6.86	6/19/2019	—	—
	11,160	—	$8.66	7/1/2021	—	—

(1)	Mr. Bobrinskoy’s unvested options to purchase 50,000 shares are exercisable in 20% annual installments beginning September 2, 2009.

33

Director Stock Ownership Guidelines. On February 5, 2013, the Compensation Committee and Board approved stock ownership guidelines for directors of the Company. Under the guidelines, non-employee directors are expected to hold common stock with a value equal to two times total annual director compensation. Directors are required to meet these guidelines within five years of becoming a member of the Board.  Shares that count toward satisfaction of the stock ownership guidelines include:

•	shares owned outright by the director or his or her immediate family members residing in the same household;
•	shares held in trust for the benefit of the director or his or her immediate family members;
•	shares acquired upon stock option exercise;
•	shares purchased in the open market;
•	restricted stock granted under our equity incentive plan; and
•	shares subject to stock options that are fully vested, after deducting shares that would be required to be sold or surrendered to cover the applicable exercise price.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act of 1934 (the “Exchange Act”) that might incorporate future filings, including this proxy statement, in whole or in part, the following Report of the Compensation Committee and the Audit Committee Report shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

34

REPORT OF THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report and Form 10-K for the year ended December 31, 2012.

By the Compensation Committee of the Board of Directors,

J. Patrick Gallagher, Jr. (Chairman)
Charles K. Bobrinskoy
David Fisher
Jack M. Greenberg
Julie M. Howard
Linda S. Wolf

35

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three non-employee directors, Charles K. Bobrinskoy, David Fisher and Linda S. Wolf, each of whom the Board of Directors has determined to be independent directors as defined in the rules of the NASDAQ Global Market. The Audit Committee is a standing committee of the Board of Directors and operates under a written charter adopted by the Board of Directors. The Board approved charter is available at www.inwk.com on the “Investor” page under the link “Corporate Governance.” Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company’s independent registered public accounting firm (the “independent auditors”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2012, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team and the independent auditors. The Audit Committee’s agenda is established by the Audit Committee’s chairman and senior members of the Company’s financial management team. The Audit Committee met in private sessions with the Company’s independent auditors at certain of its meetings, and also separately with the Company’s head of internal audit, without management representation, to discuss financial management, accounting and internal control issues. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors matters required to be discussed by the statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Charles K. Bobrinskoy (Chairman)
David Fisher
Linda S. Wolf

36

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL REGISTERED PUBLIC ACCOUNTING FIRM

For the fiscal years ended December 31, 2011 and 2012, Ernst & Young LLP, our independent registered public accounting firm, billed the approximate fees set forth below:

Fees	Fiscal Year Ended December 31, 2011	Fiscal Year Ended December 31, 2012
Audit Fees (1)	$617,000	$1,109,993
Audit-Related Fees (2)	153,116	20,250
Tax Fees	—	—
All Other Fees	—	—
Total	$770,716	$1,130,243

(1)	Audit fees include fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit services for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved during quarterly Audit Committee meetings.

All services provided by Ernst & Young LLP during the fiscal year ended December 31, 2012 were approved by the Audit Committee.

37

  OTHER INFORMATION

Stockholder Proposals for the 2014 Annual Meeting

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2014 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8) and received by the Secretary of the Company on or before January 6, 2014. Stockholder proposals to be presented at the 2014 annual meeting of stockholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than March 22, 2014 and no later than April 21, 2014, in accordance with the procedures in the Company’s by-laws.

Expenses of Solicitation

The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies.

 We have delivered only one notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice and, if applicable, proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered.  Stockholders should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit their request to our transfer agent in writing addressed to: American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219. In addition, stockholders who currently receive multiple copies of the notice at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a request to our transfer agent in writing at the address above.

Upon request by any stockholder entitled to vote at the annual meeting, we will promptly furnish without charge a separate copy of our proxy statement or annual report to you upon written or oral request to: Investor Relations, InnerWorkings, Inc., 600 West Chicago Avenue, Suite 850, Chicago, Illinois 60654, or by telephone at 1-312-642-3700.

38

INNERWORKINGS, INC.
ATTN: Will Atkins
600 WEST CHICAGO,SUITE 850
CHICAGO, IL 60654

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 1 1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	CONTROL # → 000000000000
	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

01 Eric D. Belcher 02 Jack M. Greenberg 03 Linda S. Wolf 04 Charles K. Bobrinskoy 05 J.Patrick Gallagher,Jr.
06 David Fisher 07 Julie M. Howard

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2 Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

02 0000000000

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000178230_1 R1.0.0.51160

InnerWorkings

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2012 Annual Report, Form 10-K is/are available at www.proxyvote.com .

INNERWORKINGS, INC.
Annual Meeting of Stockholders
June 20, 2013 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jack M. Greenberg and Joseph M. Busky, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of INNERWORKINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, CDT on June 20, 2013, at the Company's Corporate Headquarters, 600 West Chicago Avenue, Suite 850, Chicago, IL 60654 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000178230_2 R1.0.0.51160